Exhibit 10.15

TAX INDEMNIFICATION AGREEMENT

TAX INDEMNIFICATION AGREEMENT, dated as of May 14, 2019 (the “Agreement”), between Postal Realty Trust, Inc. (the “Company”), United Properties Holding, Inc. (“UPH”), United Post Office Investments, Inc. (“UPOI”), and Andrew Spodek (the “Stockholder”).

WHEREAS, UPH owns 100% of the stock of UPOI;

WHEREAS, UPH intends to merge into the Company, with the Company surviving (the “Merger”), and as a result, the Company will succeed to any tax liabilities of UPH;

WHEREAS, the parties hereto desire to address certain matters between themselves in respect of the allocation of taxable income and liability for taxes in connection with the Public Offering (as defined below); and

WHEREAS, the parties hereto wish to provide for the termination of this Agreement such that it has no effect should the Merger not close.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. DEFINITIONS.

The following terms as used herein have the following meanings:

“Adjustment Amount” means the net increase in taxable income or decrease in any net operating loss carryforward or net capital loss carryforward of UPH or UPOI for any period ending on or prior to the Closing Date based on a Final Determination and that gives rise to a payment pursuant to Section 2.1 hereof.

“Closing Date” means the date on which the Merger closes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Final Determination” means the final resolution of any income or franchise tax liability (including all related interest and penalties) for a taxable period. A Final Determination shall result from the first to occur of:

(i) the expiration of 30 days after acceptance by the Internal Revenue Service of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment (the “Waiver”) on Federal Revenue Form 870 or 870-AD (or any successor comparable form or the expiration of a comparable period with respect to any comparable agreement or form under the laws of any other jurisdiction), unless, within such period, the applicable taxpayer gives notice of that taxpayer’s intention to attempt to recover all or part of any amount paid pursuant to the Waiver by filing a timely claim for refund;

(ii) a decision, judgment, decree or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

(iii) the execution of a closing agreement under section 7121 of the Code or the acceptance by the Internal Revenue Service or its counsel of an offer in compromise under section 7122 of the Code or the execution of a comparable agreement under the laws of any other jurisdiction;

(iv)       the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund disallowed in whole or part by the Internal Revenue Service or any other relevant taxing authority;

(v) any other final disposition of the tax liability for such period by reason of the expiration of the applicable statute of limitations; or

(vi) any other event that the parties hereto agree is a final and irrevocable determination of the liability at issue.

“Merger” has the meaning given such term in the Recitals.

“Taxable Year” means any taxable year (or portion thereof) of UPH or UPOI ending on or prior to the Closing Date.

“Tax Detriment” means any amount by which the tax liability of UPH, UPOI, or the Company in any taxable year is actually increased by reason of an Adjustment Amount on a tax return for such year.

“Taxing Authority” means the Internal Revenue Service or any comparable state taxing authority.

ARTICLE II

OBLIGATIONS

2.1. STOCKHOLDER’S INDEMNIFICATION OF THE COMPANY FOR TAX LIABILITIES.

(a) In the event of an adjustment of one or more tax returns of UPH or UPOI for a Taxable Year ending on or before the Closing Date based on a Final Determination which results in a net increase in taxable income of UPH or UPOI for a Taxable Year or a decrease in any net operating loss carryforward or net capital loss carryforward, the Stockholder agrees to pay to the Company an amount equal to the Company’s Tax Detriment.

(b) The Stockholder shall pay to the Company any amounts calculated in accordance with this Section 2.1 within 30 business days after the first to occur of delivery of a notice from the Company of such Final Determination.

ARTICLE III

CONTESTS/COOPERATION

3.1. CONTESTS.

Whenever the Stockholder or the Company becomes aware of an issue that they or it believe could result in a Final Determination which could give rise to a payment or indemnification obligation under Article II, the Stockholder or the Company (as the case may be) shall promptly give notice of the issue to the other parties hereto. The Stockholder and his representatives, at his expense, shall be entitled to participate in all conferences and meetings with or proceedings before the Internal Revenue Service or any other Taxing Authority with respect to the issue. The parties shall consult and cooperate with each other in the negotiation and settlement or litigation of any adjustment that may give rise to any payment or indemnification obligation under Article II. All decisions with respect to such negotiation and settlement or litigation shall be made by the parties after full, good faith consultation or pursuant to the dispute resolution provisions of Section 3.2.

3.2. DISPUTE RESOLUTION.

(a) If the parties hereto are, after negotiation in good faith, unable to agree upon the appropriate application of the provisions of this Agreement, the controversy shall be settled by a “Big 4” (or equivalent) accounting firm, other than the independent public accountants for the Company, chosen by the Company. The decision of the Accounting Firm with respect thereto shall be final, and the Stockholder and the Company, as applicable, shall immediately pay any amounts due under this Agreement pursuant to such decision. The applicable expenses of the Accounting Firm shall be borne one-half by the Company and one-half by the Stockholder unless the Accounting Firm specifies otherwise.

(b) In the event that either the Stockholder or the Company receives notice, whether verbally or in writing, of any federal, state, local or foreign tax examination, claim, settlement, proposed adjustment or related matter that may affect in any way the liability of a Stockholder under this Agreement, the Stockholder or the Company, as applicable, shall within ten (10) days notify the other parties hereto in writing thereof; provided, however, that any failure to give such notice shall not reduce a party’s right to indemnification under this Agreement except to the extent of actual damage incurred by the other parties as a result of such failure. The party or parties who would be required to indemnify (the “Indemnifying Party”) the other party or parties (the “Indemnified Party”) shall be entitled in their reasonable discretion and at their sole expense to handle, control and compromise or settle the defense of any matter that may give rise to a liability under this Agreement; provided, however, that such Indemnifying Party from time to time provides assurances reasonably satisfactory to the Indemnified Party that (i) the Indemnifying Party is financially capable of pursuing such defense to its conclusion, and (ii) such defense is actually being pursued in a reasonable manner.

3.3. COOPERATION.

The parties shall make available to each other, as reasonably requested, and to any Taxing Authority all information, records or documents relating to any liability for taxes covered by this Agreement and shall preserve such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. The party requesting such information shall reimburse the other party for all reasonable out-of-pocket costs incurred in producing such information.

3.4. COSTS.

Except to the extent otherwise provided herein, each party shall bear its own costs in connection with this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1. COUNTERPARTS AND FACSIMILES.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which counterparts collectively shall constitute a single instrument representing the agreement among the parties hereto. Transmission of facsimile copies of an executed counterpart of a signature page of this Agreement will have the same effect as delivery of the manually executed counterpart of this Agreement.

4.2. CONSTRUCTION OF TERMS.

Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

4.3. GOVERNING LAW.

This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

4.4. AMENDMENT AND MODIFICATION.

This Agreement may be amended, modified or supplemented only by a writing executed by all the parties hereto.

4.5. ASSIGNMENT.

Except by operation of law or in connection with the sale of all or substantially all the assets of a party, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by the Stockholder without the written consent of the Company or by the Company without the written consent of the Stockholder. Any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

4.6. INTERPRETATION.

The title, article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement.

4.7. SEVERABILITY.

In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provision with an enforceable provision approximating, to the extent possible, the original intent of the parties.

4.8. ENTIRE AGREEMENT.

This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

4.9. FURTHER ASSURANCES.

Subject to the provisions of this Agreement, the parties shall acknowledge such other instruments and documents and take all other actions that may be reasonably required in order to effectuate the purposes of this Agreement.

4.10. WAIVERS, ETC.

No failure or delay on the part of any party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless it shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

4.11. SET-OFF.

All payments to be made by the Stockholder under this Agreement shall be made without set-off, counterclaim or withholding, all of which are expressly waived.

4.12. CHANGE OF LAW.

If, due to any change in applicable law or regulations or the interpretation thereof by any court or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement shall be impracticable or impossible, the parties shall use their best efforts to find an alternative means to achieve the same or substantially the same results as are contemplated by such provision.

4.13. NOTICES.

All notices under this Agreement shall be validly given if in writing and delivered personally or sent by registered mail, postage prepaid at the respective addresses set forth below:

If to the Company, at:

Postal Realty Trust, Inc.

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: Andrew Spodek

If to UPH, at:

Postal Realty Trust, Inc.

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: UPH - Andrew Spodek

If to UPOI, at:

Postal Realty Trust, Inc.

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: UPOI - Andrew Spodek

If to the Stockholder, at:

Nationwide Postal Properties, Inc.

75 Columbia Avenue

Cedarhurst, NY 11516

Attention: Andrew Spodek

or at such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by mail shall be deemed delivered five calendar days after the date mailed.

4.14. TERMINATION OF AGREEMENT.

This Agreement shall terminate and be void, as if it never had been executed, if the Closing Date does not occur on or before May 14, 2019.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

POSTAL REALTY TRUST, INC.

By	/s/ Andrew Spodek
	Name:	Andrew Spodek
	Title:	Chief Executive Officer

UNITED PROPERTIES HOLDINGS, INC.

By	/s/ Andrew Spodek
	Name:	Andrew Spodek
	Title:	On behalf of the Sole Stockholder

UNITED POST OFFICE INVESTMENTS, INC.

By	/s/ Andrew Spodek
	Name:	Andrew Spodek
	Title:	On behalf of the Sole Stockholder

STOCKHOLDER

/s/ Andrew Spodek
Andrew Spodek

Signature Page for Tax Indemnification Agreement